Bluegreen Vacations Corporation Enters into Settlement with Bass Pro to Reinstate Marketing Activities at all Retail Stores and Extend into the over 75 Cabela Retail Stores

June 13, 2019

BOCA RATON, Fla.--(BUSINESS WIRE) -- Bluegreen Vacations Corporation (NYSE:BXG) and its subsidiaries (“Bluegreen”) announced today that Bass Pro Inc. and its affiliates (Bass Pro”) and Bluegreen have settled their prior disputes and have amended their Marketing and Promotions Agreement that will reinstate Bluegreen’s access to Bass Pro’s marketing channels, including all marketing activities in Bass Pro retail stores and extend into the Cabela’s retail stores.

The parties have entered into a Settlement Agreement and Amendment which provides that:

-	Bluegreen will pay Bass Pro the following amounts as a settlement of all prior claims, with no admission of wrongdoing:
o	$20 million within 15 days of the execution of the Settlement and Amendment;
o	$4 million each January 1st starting in 2020 through 2024 (a total of 5 payments in the amount of $4 million each); and
o	Bass Pro will keep the remaining $1.5 million of an amount prepaid to them earlier in 2019 under the Marketing and Promotions Agreement.
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In lieu of the existing generation commission, Bluegreen will pay Bass Pro a fixed annual fee of $70,000 for each Bass Pro and Cabela’s store that Bluegreen is accessing plus $32.00 per net vacation package sold (less cancellations/refunds). The fixed annual fee will be prorated for 2019.  The Settlement and Amendment includes provisions regarding minimum numbers of stores that Bluegreen will be obligated to pay for, as well as provisions under which the minimum number of stores will be reduced.

-	Bluegreen and Bass Pro agree on specific enhancements to its customer service policies and procedures, as well as an enhanced complaint resolution process.
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Bluegreen and Bass Pro will continue expansion of the Bluegreen/Big Cedar Vacations, LLC joint venture and have modified certain terms of the operating agreement of the joint venture, including that Bluegreen will continue to sell tours to the joint venture at agreed-upon costs.

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Bluegreen will become a supporter of the not-for-profit Wonders of Wildlife Foundation with a portion of proceeds from net vacation packages sold being donated to the cause, subject to a minimum annual donation of $700,000.

-	The parties agree to resolve any future disputes thru a binding arbitration process under the Judicial Arbitration and Mediation Services, Inc. (JAMS) process.
-	The parties executed mutual waivers and releases and have agreed to the dismissal of the pending litigation.

“We look forward to building on our 19-year partnership with Bass Pro, through which we have developed close to 700 units in our joint venture at three luxury resorts and together built a successful marketing partnership in their stores,” said Shawn B. Pearson, President and CEO of Bluegreen. “We are excited about our ability to expand into Cabela’s locations, which will further cement our ability to grow and give their more than 200 million store visitors each year the opportunity to make memories at our resorts.”

Johnny Morris, Founder/CEO of Bass Pro said, “Bluegreen shares our commitment to providing our customers and its owners and guests a memorable vacation in the great outdoors.  We look forward to this next chapter of our long running relationship.”

About Bluegreen Vacations Corporation Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 217,000 owners, 69 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks as of March 31, 2019. The Bluegreen Resorts Collection, designed to deliver a seamless process for vacationers, features beautiful and unique resorts grouped by theme that range from beachside getaways, to theme park adventures, immersion in the great outdoors, historic and cultural exploration. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. Actual results, could differ materially from those contemplated, expressed, or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the Settlement and Amendment may adversely impact Bluegreen’s business, results, growth and financial condition, that the temporary termination of the Marketing and Promotions Agreement by Bass Pro may have had an adverse impact on Bluegreen’s operations and results and that the joint venture between Bluegreen and Bass Pro will not be profitable or grow as anticipated. Reference is also made to the risks and uncertainties regarding the business, operations and trading markets of Bluegreen which are detailed in reports filed by Bluegreen with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” sections thereof, and may be viewed on the SEC’s website at www.sec.gov. Bluegreen cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

Bluegreen Vacations Corporation:
Nikki Sacks, 203-682-8263
or
Evelyn Infurna, 203-682-8265
Email: bluegreenvac@icrinc.com

Source: Bluegreen Vacations Corporation

Released June 13, 2019